State of South Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
INDEPENDENCE BANCSHARES, INC.

In accordance with Sections 33-6-102 and 33-10-106 of the South Carolina Business Corporation Act of 1988 (the “Code”), Independence Bancshares, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1. The name of the Corporation is: Independence Bancshares, Inc.

2. Date of Incorporation: October 12, 2004.

3. Agent’s Name and Address: Benjamin A. Barnhill, Poinsett Plaza, 9th Floor, Greenville, SC 29601.

4. On April 13, 2015, the Corporation adopted the following Amendment of its Articles of Incorporation:

Article Three of the Corporation’s Articles of Incorporation (the “Articles of Incorporation”) shall be amended to designate, create, authorize and provide for the issuance of series of preferred stock, having $0.01 par value per share and a liquidation preference of $1,000.00 per share, which shall be designated as Preferred Stock, Series A, having the preferences, limitations and relative rights, within the limits permitted by applicable law, as set forth in Exhibit A attached hereto and made a part hereof.

5. Such amendment was duly authorized by the Board of Directors and shareholder action was not required, pursuant to the authority granted in the Corporation’s Articles of Incorporation and Section 33-6-102 of the Code.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set her hand this as of April 17, 2015.

INDEPENDENCE BANCSHARES, INC.

By:	/s/ Martha Long
Name: Martha Long
Title: Chief Financial Officer

Exhibit A

Certificate of Designations